Exhibit 10.50

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 27, 2018 by and between GADSDEN GROWTH PROPERTIES, iNC., a Maryland corporation, and Scott Crist, an individual (the “Employee”).

WITNESSETH:

WHEREAS, the Gadsden Growth Properties, Inc. and its subsidiaries (Gadsden Growth Properties, Inc., together with its subsidiaries are hereinafter collectively referred to as the “Company”), is engaged in the business of acquiring, owning, operating and investing in portfolios of income-producing commercial real estate and related investments (collectively, the “Business”);

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Employment, Duties and Authority.

1.1.        Exclusive Devotion of Business Time. The Company agrees to employ the Employee and, unless otherwise agreed to by the parties in writing, the Employee agrees to devote his full business time, effort, skills and loyalty to the Business of the Company, subject to any exclusions that are mutually agreed, to effectively carry out his responsibilities to the Company hereunder and to the render his services and skills in the furtherance of the business of the Company; provided, that this provision shall not prevent the Employee from: (i) serving on civil, charitable and corporate boards and committees, subject to the Company’s policies and standards; and (ii) managing his investments and the investments of his immediate family, subject to the Company’s policies and standards; provided that the activities referenced in clauses (i) and (ii) above do not, individually or in the aggregate, interfere with the performance of the Employee’s duties under this Agreement.

1.2.        Title; Position. The Company agrees to employ the Employee, and Employee shall serve as the Chief Financial Officer of the Company. The primary responsibilities of the Employee shall include, but not be limited to: (i) performing the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of a chief financial officer of a public company, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position with the Company; and (ii) coordinating the management of the Business between the Company and its property managers. Without limiting the foregoing, the Employee shall serve at the request of the Board as a director or officer of any corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in the furtherance of the Business and shall otherwise assist in the preparation of, and implementation of, the strategic business plans and developments of the Company.

1

1.3.        Reporting. The Employee shall report to the Board or such other person as may be designated by the Board from time to time.

1.4.        Cooperation. During the term of this Agreement, the Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of his ability with the Company in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of his employment with the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.

1.5.        Primary Office Location; Travel Commitment. The Employee shall perform his duties primarily from such office as the Company may reasonably determine from time to time; provided, that the Employee shall be available and shall travel from such location from time to time as is necessary or desirable in furtherance of the Business.

1.6.        Performance of Duties. During the term of this Agreement, the Employee shall perform the duties assigned to him, which duties shall be consistent with the duties described above in this Section 1, and shall observe and carry out such rules, regulations, policies, directions and restrictions as the Board shall from time to time establish. In performance of his duties hereunder, the Employee shall always maintain the highest ethical standard, and comply in each and every respect with applicable laws, rules and regulations applicable to the Company and the Business.

1.7.        Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto in this Section:

1.7.1.          “Cause” shall mean any of the following conditions occurred, and after a determination by the Board that such condition occurred, was not cured:

(i)          The Employee commits (A) a breach of this Agreement, (B) a breach of his fiduciary duty to the Company or any of its affiliates (C) negligence, or (D) willful misconduct, including any violation of a material securities law;

(ii)         The Employee violates the internal procedures or policies of the Company in a manner which has a material adverse effect on the reputation, business of the Company such as conduct constituting employment discrimination or sexual harassment;

2

which, in any event, is not cured promptly by the Employee, and in any event, within thirty (30) days.

1.7.2.          “Change of Control” means: (i) any person other than (A) a person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities, immediately after the Effective Date, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the members of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities; (ii) there is a consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Company is involved, other than a merger or consolidation which would result in the members of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) there is a complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.7.3.          “Confidential Information” means all confidential and proprietary information of the Company, including, without limitation, information relating to or concerning Proprietary Products (as defined below) and the exploitation of proprietary rights relating thereto; the Business; trade secret information; client, investor, customer and supplier lists, identities and contracts or arrangements; financial information (including financial statements, budgets and projections); market research and development procedures, processes, techniques, plans and results (including inconclusive results); all information which may be included in any patent or copyright application or amendment thereof or defense or litigation with respect thereto; marketing, licensing and distribution or franchising strategies, plans or projections; investment or acquisition opportunities, plans or strategies; products and asset composition; pricing information or policies; royalty, franchising or licensing arrangements; computer software, passwords, programs or data; and all other business related information which has not been publicly disclosed by the Company or its affiliates, whether such information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, or developed by the Employee; provided, that Confidential Information shall not include information which: (i) at the time of disclosure is generally known in the business and industry in which the Company is engaged; or (ii) after disclosure is published or otherwise becomes generally known in such business or industry through no fault of the Employee.

1.7.4.          “Developments” means discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques, systems or any improvements or enhancements thereon, whether or not patentable or copyrightable, made, conceived, improved or developed, in whole or in part, by the Employee during the term of this Agreement relating to: (i) any of the Company’s or its affiliates’ products or services, potential products or services, developments or techniques; or (ii) any work in which the Employee is or may be engaged on behalf of the Company or its affiliates.

3

1.7.5.          “Disability” means the Employee’s physical or mental incapacity which, in the reasonable good faith determination of the Board, renders the Employee incapable of performing the essential functions of his duties under this Agreement for any consecutive forty-five (45) day period or for any sixty (60) days within any period of one hundred and twenty (120) days.

1.7.6.          “Documents” means any and all books, textbooks, letters, pamphlets, drafts, memoranda, notes, records, drawings, files, documents, manuals, compilations of information, correspondence or other writings of any kind and all copies, abstracts and summaries of any of the foregoing, whether in printed, written or electronic data or any machine readable form: (i) of the Company or its affiliates; or (ii) in the possession or control of the Employee and pertaining to, and used in the furtherance of, the Business.

1.7.7.          “Effective Date” means the date that a registration statement under the Securities Act of 1933, as amended, for the registration of Company’s common stock is declared effective by the Securities and Exchange Commission.

1.7.8.          “Good Reason” means any of the following: (A) the failure to pay in a timely manner any Annual Payment or amount, if any, to which the Employee may be entitled to under Section 2 that the Company fails to remedy within thirty (30) days after notice thereof by the Employee; (B) a material breach by the Company of any other provision of this Agreement that the Company fails to remedy or cease within thirty (30) days after notice thereof by the Employee; (C) a material reduction in the Employee’s duties provided in this Agreement or as otherwise agreed to that is so substantial that it would reasonably be construed to change his position with the Company or (D) a reduction in the amount of the Annual Payment.

1.7.9.          “Proprietary Products” means collectively Documents, Developments and Related Property.

1.7.10.         “Related Property” means all tangible and intangible property owned by, or licensed to, or otherwise used by the Company or its affiliates including, without limitation, business opportunities of the Company or transactions that are proposed to the Company, ideas, concepts, projects, programs, computer software or hardware, data bases, specifications, documentation, algorithms, source codes, object codes, program listings, product platforms and architectures, concepts, screens, formats, technology, know-how, Developments, research and development and patents, copyrights, trademarks, trade names, service names, service marks, logos and designs and other proprietary rights and registrations and applications and the rights to apply therefor.

4

2.           Compensation and Benefits.

2.1.        Annual Compensation. From the date hereof until the termination of the Employee’s employment hereunder in accordance with Section 4, the Company shall pay to the Employee a fixed base salary at an annual rate of $130,000 per annum (the “Annual Payment”); provided, however, that the Annual Payment shall be increased to an annual rate of $190,000 per annum from and after the Effective Date. The Annual Payment shall be paid to the Employee in accordance with the normal payroll practices of the Company as in effect from time to time.

2.2.        Signing Bonus. The Employee shall receive a one-time bonus equal to $125,000, to be paid upon the Effective Date.

2.3.        Performance Bonus. The Employee may receive a performance bonus that is determined by the Compensation Committee which may be based on specified financial or operational targets.

2.4.        Equity Compensation Plan. The Employee may receive equity based compensation on terms and condition that may be determined by the Compensation Committee.

2.5.        Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee for the benefit of the Company upon presentation of appropriate documentation and in accordance with the Company’s policy in effect from time to time.

2.6.        Paid Time Off. The Employee shall be entitled to two (2) weeks’ vacation and/or sick leave per year, with the rights to such vacation and/or sick leave to be prorated for partial years.

2.7.        Benefits. During the period that the Employee is employed by the Company and for such longer period as required by applicable law, the Employee shall be entitled to participate in the employee benefit plans, policies and programs, including health and disability insurance (collectively, “Benefits”), on the same terms and conditions made available to other employees of the Company, including coverage under all E&O, D&O policies and benefits under the separate Indemnification Agreement.

2.8.        Withholding. All payments of compensation shall be subject to all applicable withholding taxes and other legally required payroll deductions. The Employee shall provide the Company with all information reasonably requested by the Company with respect to such deductions and withholdings.

3.           Term. The term of this Agreement shall commence on the date hereof, and shall continue for a three-year term after which the Agreement will automatically renew for successive one year, unless terminated in accordance with the provisions of Section 4.1 hereof.

5

4.           Termination.

4.1.        Termination. Notwithstanding any provision herein to the contrary, the Employee’s employment hereunder shall be terminated upon any of the following events: (i) by mutual agreement; (ii) the death or Disability of the Employee; (iii) the termination of the Employee’s employment by the Company for any reason or no reason; or (iv) the termination by the Employee; provided that any termination pursuant to this clause (iv) of Section 4.1 shall be communicated by a notice from the Employee to the Company and such termination shall be effective after either: (A) sixty (60) days’ written notice, or (B) ninety (90) days’ written notice if any periodic or annual report would be required to be filed by the Company within that sixty-day period, and in such event, the Company has the right to extend Employee’s employment with the Company. Upon notice from the Employee that the Employee will terminate his employment pursuant to clause (iv) of the foregoing, the Company shall have the option to terminate Employee’s employment within two (2) weeks. In the event of the Disability or temporary disability of the Employee, the Company shall have the right to appoint: (i) a temporary replacement to assume some or all of the Employee’s duties, if the Company, in its sole discretion, determines that the Employee’s condition may render him incapable of effectively performing some or all of your essential duties for your position with the Company described in this Agreement (any such determination to be made by the Company in good faith); and (ii) a permanent replacement if the Employee’s employment hereunder is terminated because of such Disability. During any period the Employee is temporarily disabled, the Company will continue, on the same terms and conditions, the Employee’s Annual Payment and Benefits. Any period of paid disability leave under this Section shall be counted against any period of unpaid leave to which the Employee may be entitled under any federal, state or local family and medical leave laws.

4.2.        Payments Upon Termination of Employment. In the event of termination of the Employee’s employment hereunder pursuant to this Section 4:

4.2.1.          The Employee (or his heirs, legatees or personal representatives) shall be entitled to receive all compensation and benefits specified in this Agreement which shall have accrued prior to the date of such termination and the obligation of the Company for the payment of compensation, and the right of the Employee to receive all accrued and unpaid compensation and other benefits required by applicable law including the benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any successor statute thereto.

4.2.2.          All rights of the Company or the Employee which shall have accrued hereunder prior to the date of the Employee’s termination, and the provisions of this Agreement which are stated herein to survive termination, shall survive such termination and the Company and the Employee shall continue to be bound by such provisions in accordance with the terms hereof.

6

4.2.3.          The Company may provide severance compensation pursuant to Section 4.2.4, Section 4.2.5 and Section 4.2.6 below to the Employee upon the Employee providing a full release of all claims against the Company within 45 days from the date of separation.

4.2.4.          Separation With Cause or Without Good Reason. Should the Company terminate Employee’s employment with Cause or if Employee resigned without Good Reason, Employee will be entitled to receive any base salary earned and benefits accrued as of the date of such separation.

4.2.5.          Separation Without Cause or With Good Reason. Should the Company terminate Employee’s employment without Cause or if Employee resigned for Good Reason, then (i) Employee will be paid a severance equal to 100% of the Employee’s Annual Payment payable within 30 days of such termination; and (ii) any and all restricted stock, stock options and any other equity compensation awards granted to the Employee shall become fully vested as of the date of such separation to the extent such awards have not yet previously vested.

4.2.6.          Separation Upon Change of Control. If, within six (6) months of a Change of Control, (i) the Company terminates Employee without Cause or (ii) Employee resigns for good reason, in addition to the amount of base salary earned and benefits accrued as of such separation date, Employee will be entitled to: (i) receive a lump sum payment equal to 200% of his Annual Payment payable within 30 days of the termination of his employment; and (ii) have any and all restricted stock, stock options and any other equity compensation awards granted to the Employee become fully vested as of the date of such separation to the extent such awards have not yet previously vested.

4.2.7.          The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Notwithstanding any provision to the contrary in this Agreement, to the extent that the Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Section 409A, or (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4.2.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

7

4.3.        Exclusive Benefits. Except as so provided in this Section 4, no further benefits, compensation or rights of the Employee shall continue to accrue after the date of the termination of the employment of the Employee hereunder.

5.           Ownership of Rights to Proprietary Products.

5.1.        The Employee acknowledges and agrees that the Proprietary Products, are and shall be the exclusive and valuable property of the Company and its affiliates, as the case may be, and, except as provided below, the Employee shall neither have, nor claim to have, any right, title or interest therein or thereto. All opportunities relating to the Proprietary Products whether or not involving third parties shall belong to and be carried out for the account of the Company.

5.2.        Any and all Developments shall be deemed work specifically ordered or commissioned by the Company and each such work shall be considered a “work made for hire” within the meaning of 17 U.S.C. §101 of the United States Copyright Act and all rights to such work shall belong entirely to the Company. The Employee shall from time to time upon the request of the Company promptly execute and deliver to the Company any instruments necessary to effect the irrevocable assignment of all of his right, title and interest, including copyright and author rights, in such works to the Company and for the Company to obtain proprietary rights in connection therewith. The Company acknowledges that Employee has in his possession an existing data base of institutional, family office and other persons with whom Employee has an existing relationship. This data base shall remain the property of the Employee and may be kept by Employee after any separation of employment; provided, that the Company shall have the right to maintain the information in this data base to the extent that, at any time during the term of this Agreement, such information is provided by Employee to the Company or any such person has any relationship with the Company or any of its affiliates or any of their respective officers or managers (other than Employee).

5.3.        The Employee’s covenants under this Section 5 of this Agreement shall survive the expiration or termination of this Agreement.

6.           Certain Restrictive Covenants.

6.1.        Confidentiality. The Employee acknowledges and agrees that it is imperative to the success of the Company and its affiliates that all Confidential Information be maintained in strict confidence at all times. The Employee shall therefore retain in strict confidence and not, directly or indirectly, copy or disclose or transfer to any third party any Confidential Information except in the furtherance of the Business for the benefit of the Company; nor shall he use Confidential Information for any purpose except for the benefit of the Company or its affiliates. The Employee’s covenants under this Section 6 of this Agreement shall survive the expiration or termination of this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 6 shall not apply if Employee is required to provide reports to a regulatory agency pursuant to a “whistle-blower” statute or applicable securities laws.

8

6.2.        Non-Competition. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee shall not (and shall cause the Employee’s Affiliates to not), directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person, in whatever form, engaged in any business in which the Company or any of its Affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 6.2 shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its Affiliates so long as the Employee and such subsidiary, division or unit does not, and does not have plans to, engage in a business in competition with the Company or any of its Affiliates.

6.3.        Non-Solicitation and Non-Interference. During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee shall not (and shall cause the Employee’s Affiliates to not), except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other Person, (i) solicit, aid or induce any customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 6.3 while so employed or retained and for a period of one (1) year thereafter. This Section 6.3 shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

9

7.           Documents. The Employee agrees that any and all Documents made or kept by him shall be and are the sole and exclusive property of the Company. The Employee agrees to execute and deliver to the Company or its affiliates, as the case may be, any and all agreements or instruments of any nature which the Company or its affiliates deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer his rights under this Section 7. The Employee also agrees that upon request he will place all Documents in the Company’s possession and will not remove or cause to be removed any Documents or reproductions thereof, except as is necessary and customary to directly further the Business for the benefit of the Company or with the prior consent of the Chairman. Upon the expiration or termination of the employment of the Employee hereunder, all Documents shall remain in the possession or control of the Company and any Documents within the possession or control of the Employee or any of his affiliates shall be promptly returned to the Company at its principal office. The Employee’s covenants under this Section 7 of this Agreement shall survive the expiration or termination of this Agreement.

8.           Developments.

8.1.        The Employee shall communicate and fully disclose to the Company any and all Developments made or conceived by him during or prior to his employment with the Company, and any and all Developments which he may conceive or make, during his employment or has conceived or made, prior to his employment, with the Company, shall be at all times and for all purposes regarded as acquired and held by him in a fiduciary capacity and solely for the benefit of the Company and shall be the sole and exclusive property of the Company; unless the parties have otherwise agreed to in writing.

8.2.        The Employee shall assist the Company in every proper way upon request to obtain for its benefit patents, copyrights, trade names, trademarks, service names, service marks for any and all Proprietary Products and Developments in the United States and all foreign countries. All such patents, copyrights, trade names, trademarks, service names, service marks and any registrations and applications therefor are to be, and remain, the exclusive property of the Company and the Employee agrees that he will, whenever so requested by the Company or its duly authorized agent, make, execute and deliver to the Company its affiliates, successors, assigns, or nominees, without charge, any and all applications, assignments and all other instruments which the Company or its affiliates shall deem necessary or appropriate in order to apply for and obtain such patents, copyrights, trade names, trademarks, service names, and service marks or in order to assign and convey to the Company or its affiliates, their successors, assigns or nominees, the sole and exclusive right, title and interest therein and thereto. The Employee’s obligations to execute any such instruments shall continue notwithstanding the termination or expiration of this Agreement.

9.           Post-Termination Covenants. The Employee acknowledges and agrees that the Proprietary Products are the exclusive and valuable property of the Company and may not be used by the Employee for any purpose of any kind, directly or indirectly, except during the term of this Agreement for the sole and exclusive benefit of the Company in his capacity as an employee of the Company and that the success of the Company depends on the Employee’s observance of his covenants in this Section 9.

9.1.        Non-Disparagement. Neither the Employee, on the one hand, nor the Company or any of its affiliates, on the other, shall in any way, directly or indirectly, disparage the other, which in the case of the Company and its affiliates will include their respective executive officers or any person that exercises any similar authority, or the Proprietary Products, it being acknowledged that statements made in good faith in any legal proceeding, arbitration or mediation of any dispute shall not be deemed any disparagement. This section shall survive the expiration or termination of this Agreement.

10

9.2.        Cooperation. After the term of this Agreement, Employee agrees that he will fully cooperate in good faith and to the best of his ability with the Company in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of his employment with the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.

9.3.        For purposes of this Section 9, the term “Company” shall include the Company and its affiliates in the Business, including any entity that directly or indirectly controls the business and affairs of the Company.

10.         Specific Enforcement.

10.1.      The Employee is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of such service or violation by the Employee of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during the Employee’s employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by the Employee or to obtain temporary and permanent injunctive relief against violations hereof by the Employee, and, in furtherance thereof, to apply to any court with jurisdiction over the parties hereto in accordance with Section 19 to enforce the provisions hereof.

10.2.      The Employee waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

11.         Legal Costs and Expenses. If any party hereto prevails in any proceedings, legal or equitable, to enforce any obligations under this Agreement, such party shall also be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ and accountants’ fees and disbursements.

11

12.         Assignment. The rights and duties of the Employee hereunder are not assignable. The Company may assign this Agreement and all rights and obligations hereunder to any third party who becomes a successor to the Company’s Business. Upon any such assignment by the Company, the term “Company” as used herein shall be deemed to include any such assignee of the Company, and the assignee shall have the right to enforce all of the Company’s rights and remedies hereunder in its own name as if a party hereto in the place and stead of the Company. The Employee agrees to confirm his obligations to any assignee, transferee, licensee or sublicensee of the Company or their successors and assigns (a “Successor Employer”) by executing a new contract with such Successor Employer containing substantially the same terms and conditions as herein provided; provided that such Successor Employer also confirms to the Employee all of the Company’s obligations as herein provided.

13.         Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors-in-interest, heirs and personal representatives and, to the extent permitted herein, the assigns of the Company.

14.         Severability. If any provision of this Agreement or any part hereof or the application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction or by any arbitration panel to be invalid or unenforceable to any extent or in violation of any applicable securities laws, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent or in violation of any applicable securities laws, then such objectionable provision shall be deemed modified to the extent necessary so as to make it valid, reasonable and enforceable including, without limitation, modification of the restrictive covenants of Section 9 with respect to geography, time or scope of business.

15.         Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or if delivered personally or sent by overnight courier to such party at the address specified below:

If to the Company

Gadsden Growth Properties, Inc.

15150 N. Hayden Road

Suite 225

Scottsdale, Arizona 85260

Attn: Chairman of the Board

With a copy (which shall not constitute notice) to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attn: Richard M. Morris, Esq.

Facsimile: (212) 545-3371

12

If to the Employee:

to the address that is then on record with the Company for payroll purposes.

or to such other address or by such other method of transmittal, in any such case, as any party hereto shall have last designated by notice to each other party.

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon the completion of the facsimile transmission, if the receipt is confirmed by the telefax machine; (iii) if delivered by overnight courier, be deemed given upon the first business day after such notice, request or other communication is given to such courier with all charges and fees prepaid and any required signature of the deliveree is waived; and (iv) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).

16.         Entire Agreement; Amendment. Except as agreed to in an Indemnification Agreement, to be entered into by and between Company and the Employee, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

17.         Waivers. No failure by either party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party’s rights as to such default or any subsequent default.

18.         Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company will be finally settled by binding arbitration conducted in accordance with the then-current Arizona Revised Uniform Arbitration Act (the “Arizona Rules”), to the extent not inconsistent with the American Arbitration Association (AAA) Rules (as defined below), and pursuant to Arizona law without reference to rules of conflicts of law or rules of statutory arbitration. The parties agree that any arbitration will be administered by the AAA and that one neutral arbitrator will be selected in a manner consistent with the AAA National Rules for the Resolution of Employment Disputes (the “AAA Rules”). The location of the arbitration shall be in the same city as the Company’s headquarters at the time of the arbitration. Except as provided by the Arizona Rules, arbitration shall be the sole, exclusive, and final remedy for any dispute between the Employee and the Company. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This section shall survive the term of this Agreement, through and including the latter Restrictive Period.

13

19.         Governing Law. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Arizona and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of Arizona without reference to its choice of law rules.

20.         Exclusive Jurisdiction. Subject to the provisions of Section 18, all actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the Scottsdale, Arizona. Each of the Company and the Employee, by execution and delivery of this Agreement: (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 15 of this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

21.         Interpretation. Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.         Expenses. Each of the Company, on the one hand, and the Employee, on the other, will pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement.

23.         Miscellaneous.

23.1.      This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

23.2.      The Section headings herein are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

23.3.      Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

14

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:
Gadsden Growth Properties, Inc.

By:	/s/ John E. Hartman
	Name:	John E. Hartman
	Title:	Chief Executive Officer

EMPLOYEE:

/s/ Scott Crist
Scott Crist

[Signature Page to Employment Agreement]

15